N e w s R e l e a s e

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL REPORTS SECOND QUARTER SALES UP 8% TO
$8.5 BILLION AND EARNINGS UP 24% TO 78 CENTS PER SHARE

Company Raises 2007 Guidance for Sales, EPS, and Free Cash Flow

          MORRIS TOWNSHIP, N.J., July 19, 2007 -- Honeywell (NYSE: HON) today announced second quarter 2007 sales increased 8% to $8.5 billion from $7.9 billion last year. Earnings were up 24% to $0.78 per share, versus $0.63 per share last year. Cash flow from operations was $983 million versus $935 million in the second quarter of 2006 and free cash flow (cash flow from operations less capital expenditures) was $820 million, compared to $786 million last year.

           “Honeywell’s second quarter was driven by strong organic sales growth, double-digit earnings growth, and robust free cash flow,” said Honeywell Chairman and CEO Dave Cote. “We continue to benefit from our global footprint, great positions in good industries, and our effective deployment of cash through dividends, acquisitions, and share repurchases.”

           Honeywell repurchased more than 40 million shares of stock in the second quarter, reducing the amount remaining under its previously announced authorization to approximately $200 million. The company’s Board of Directors has authorized the repurchase of up to an additional $3 billion of Honeywell common stock. Honeywell expects to repurchase shares to maintain an essentially flat share count through the remainder of 2007.

          “We had a great first half of 2007 with sales increasing 10%, EPS up 25%, and free cash flow up 42%. As a result of this performance, our share repurchases and confident outlook for the second half, we are raising full-year sales, EPS, and free cash flow guidance,” concluded Cote.

          Honeywell increased its previously stated 2007 sales guidance to $33.9 billion, its earnings per share range to $3.10 - 3.16 and free cash flow range to $2.8 - 3.0 billion (cash flow from operations of $3.6 – 3.8 billion).

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Q2 Results - 2

Second Quarter Segment Highlights

Aerospace

  Sales were up 13%, compared with the second quarter of 2006, driven by 15% growth in Commercial and 9% growth in Defense and Space sales. Commercial sales reflected growth of 18% in original equipment and 12% in aftermarket spares and services.
  Segment margins were 17.3%, compared with 15.4% a year ago, driven by volume growth, price and productivity gains, which more than offset the negative impact from inflation.
  Honeywell announced the acquisition of defense logistics leader Dimensions International. The acquisition expands Honeywell’s ability to support the Department of Defense’s needs for equipment repair, refurbishment, and reset.
  Defense and Space secured contracts worth more than $14 million with the U.S. Navy for its Micro Air Vehicle (MAV) and with Sikorsky Aircraft Corporation for synthetic vision technology. Total MAV-related contract wins to date top $100 million across all branches of the U.S. military. Honeywell’s synthetic vision technology will be included in the Black Hawk helicopter cockpit as part of the Defense Advanced Research Projects Agency (DARPA) Sandblaster program designed to enhance situational awareness for pilots in brownout conditions.
  Honeywell has been selected by Northwest Airlines to provide comprehensive repair and overhaul services with an estimated value of $490 million over 20 years for auxiliary power units and wheels and brakes.

Automation and Control Solutions

  Sales were up 10%, compared with the second quarter of 2006, driven by 9% growth in the Products businesses and 11% growth in the Solutions businesses.
  Segment margins were 11.0% compared with 10.4% a year ago, due to volume growth and productivity savings, which more than offset the negative impact from inflation.
  Honeywell Security Group’s ADI security and low voltage products distribution business completed its acquisition of Burtek Systems Corporation. Burtek is a distributor of low voltage products for commercial and residential audio, burglar and fire alarm, CCTV, access control, and data communications.
  Honeywell Building Solutions won an approximately $33 million energy savings performance contract with the City of Quincy, Massachusetts, which will reduce the city’s energy costs and cut greenhouse gas emissions. Building Solutions also announced a $15 million contract with the U.S. Coast Guard to cut energy costs and greenhouse gas emissions at nine locations.
  Honeywell Process Solutions signed a definitive agreement, subject to regulatory review, to acquire Enraf Holding B.V., which offers comprehensive solutions for the control and management of transportation, storage, and blending operations in the oil and gas industry.

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Q2 Results - 3

Transportation Systems

  Sales were up 5%, compared with the second quarter of 2006, driven by increased Turbo Technologies light vehicle sales and the positive impact of foreign exchange, which were partially offset by an expected decline in Turbo Technologies commercial vehicle sales in North America and the impact of lower sales of automotive aftermarket products.
  Segment margins were 12.5% compared with 13.8% a year ago, due to investments in new products and inflation, which more than offset pricing actions and productivity savings.
  Turbo Technologies was awarded two passenger vehicle diesel platforms worth approximately $50 million in estimated annual revenues at full production that will be introduced in Korea, Europe, and the U.S. These platforms are expected to launch in 2011.
  Consumer Products Group launched several new products, including FRAM Syn-wash, a long-lasting, washable air filter, and Autolite Xtreme Sport and Xtreme Lawn, premium spark plugs for the growing small engine segment.

Specialty Materials

  Sales were down 3% compared with the second quarter of 2006, driven by anticipated timing with respect to UOP catalyst sales.
  Segment margins were 14.4% compared with 17.3% a year ago, due primarily to lower UOP volume, inflation, and a temporary plant outage, which more than offset increased pricing.
  UOP announced that Eni S.p.A., a leading European oil company, will build a production facility using UOP/Eni Ecofining™ technology to produce “green” diesel for the European market. Green diesel is produced from renewable resources and generates lower emissions than either biodiesel or traditional petroleum-based diesel. It can be used as a drop in replacement fuel in current diesel engines without modifications. As a result of its high cetane levels (a measure of the combustion quality of diesel), it can also be used as a blending agent to improve the performance of other diesel fuels. UOP also announced it is developing technology to convert oils from plants and algae to military jet fuel for use by the U.S. and NATO as part of a program funded by DARPA.
  Specialty Materials announced a new line of materials for body and vehicle armor called Spectra Shield II, which has demonstrated up to 20 percent greater ballistic performance than existing Spectra products.

          Honeywell will discuss its results during its investor conference call today starting at 10:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 10:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 1:00 p.m. EDT, July 19, until midnight, July 26, by dialing (706) 645-9291. The access code is 4735919.

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Q2 Results - 4

Honeywell International is a $33 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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Q2 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Product sales	$6,872	$6,381	$13,322	$12,187
Service sales	1,666	1,517	3,257	2,952
Net sales	8,538	7,898	16,579	15,139
Costs, expenses and other
Cost of products sold (A)	5,318	4,931	10,328	9,497
Cost of services sold (A)	1,173	1,096	2,313	2,130
	6,491	6,027	12,641	11,627
Selling, general and administrative expenses (A)	1,127	1,086	2,216	2,088
Other (income) expense	(20)	(17)	(31)	(42)
Interest and other financial charges	110	94	207	183
	7,708	7,190	15,033	13,856
Income from continuing operations before taxes	830	708	1,546	1,283
Tax expense	219	187	409	331
Income from continuing operations	611	521	1,137	952
Income from discontinued operations, net of taxes	-	-	-	5
Net income	$611	$521	$1,137	$957

Earnings per share of common stock - basic:
Income from continuing operations	$0.79	$0.63	$1.45	$1.15
Income from discontinued operations	-	-	-	0.01
Net income	$0.79	$0.63	$1.45	$1.16

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.78	$0.63	$1.44	$1.14
Income from discontinued operations	-	-	-	0.01
Net income	$0.78	$0.63	$1.44	$1.15

Weighted average number of shares outstanding-basic	768	825	781	827

Weighted average number of shares outstanding -
assuming dilution	779	830	790	833

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement benefits expense, and stock option expense.

Q2 Results - 6

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales	2007	2006	2007	2006

Aerospace	$3,027	$2,686	$5,867	$5,315

Automation and Control Solutions	3,039	2,766	5,840	5,131

Specialty Materials	1,216	1,253	2,415	2,405

Transportation Systems	1,256	1,193	2,457	2,288

Corporate	-	-	-	-

Total	$8,538	$7,898	$16,579	$15,139

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Profit	2007	2006	2007	2006

Aerospace	$523	$413	$1,023	$853

Automation and Control Solutions	333	287	607	508

Specialty Materials	175	217	367	379

Transportation Systems	157	165	313	307

Corporate	(54)	(48)	(97)	(93)

Total Segment Profit	1,134	1,034	2,213	1,954

Other income (expense)	20	17	31	42
Interest and other financial charges	(110)	(94)	(207)	(183)
Stock option expense (A)	(17)	(16)	(41)	(41)
Pension and other postretirement expense (A)	(72)	(118)	(146)	(244)
Repositioning and other charges (A)	(125)	(115)	(304)	(245)

Income from continuing operations before taxes	$830	$708	$1,546	$1,283

(A) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q2 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	June 30,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,633	$1,224
Accounts, notes and other receivables	6,118	5,740
Inventories	3,807	3,588
Deferred income taxes	1,197	1,215
Other current assets	329	470
Assets held for disposal	25	67
Total current assets	13,109	12,304

Investments and long-term receivables	505	382
Property, plant and equipment - net	4,692	4,797
Goodwill	8,457	8,403
Other intangible assets - net	1,213	1,247
Insurance recoveries for asbestos related liabilities	1,107	1,100
Deferred income taxes	925	1,075
Prepaid pension benefit cost	820	695
Other assets	943	938
Total assets	$31,771	$30,941

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,661	$3,518
Short-term borrowings	62	62
Commercial paper	2,589	669
Current maturities of long-term debt	415	423
Accrued liabilities	5,638	5,455
Liabilities related to assets held for disposal	4	8
Total current liabilities	12,369	10,135

Long-term debt	4,485	3,909
Deferred income taxes	455	352
Postretirement benefit obligations other than pensions	2,075	2,090
Asbestos related liabilities	1,216	1,262
Other liabilities	3,371	3,473
Shareowners' equity	7,800	9,720
Total liabilities and shareowners' equity	$31,771	$30,941

Q2 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$611	$521	$1,137	$957
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	213	218	413	406
Repositioning and other charges	125	115	304	245
Net (payments) for repositioning and other charges	(41)	(161)	(173)	(154)
Pension and other postretirement expense	72	118	146	244
Pension and other postretirement benefit payments	(63)	(63)	(108)	(178)
Stock option expense	17	16	41	41
Deferred income taxes	180	70	197	126
Excess tax benefits from share based payment arrangements	(43)	-	(51)	-
Other	20	52	26	(5)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(216)	(96)	(352)	(243)
Inventories	(41)	(25)	(202)	(208)
Other current assets	-	53	36	42
Accounts payable	78	68	143	78
Accrued liabilities	71	49	4	(177)
Net cash provided by operating activities	983	935	1,561	1,174

Cash flows from investing activities:
Expenditures for property, plant and equipment	(163)	(149)	(283)	(271)
Proceeds from disposals of property, plant and equipment	49	7	82	44
Cash paid for acquisitions, net of cash acquired	(95)	(552)	(108)	(608)
Proceeds from sales of businesses, net of fees paid	43	101	52	576
Net cash (used for) investing activities	(166)	(593)	(257)	(259)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	1,585	531	1,913	(106)
Net (decrease) in short-term borrowings	(3)	(30)	-	(210)
Payment of debt assumed with acquisitions	-	(137)	-	(346)
Proceeds from issuance of common stock	305	65	424	239
Proceeds from issuance of long-term debt	-	-	988	1,239
Payments of long-term debt	(9)	(116)	(407)	(353)
Excess tax benefits from share based payment arrangements	43	-	51	-
Repurchases of common stock	(2,301)	(503)	(3,487)	(828)
Cash dividends paid on common stock	(193)	(187)	(392)	(376)
Net cash (used for) financing activities	(573)	(377)	(910)	(741)

Effect of foreign exchange rate changes on cash and cash equivalents	11	17	15	16

Net increase/(decrease) in cash and cash equivalents	255	(18)	409	190
Cash and cash equivalents at beginning of period	1,378	1,442	1,224	1,234
Cash and cash equivalents at end of period	$1,633	$1,424	$1,633	$1,424

Q2 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Cash provided by operating activities	$983	$935	$1,561	$1,174

Expenditures for property, plant and equipment	(163)	(149)	(283)	(271)

Free cash flow	$820	$786	$1,278	$903

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.